Exhibit (l)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Campbell & Company Investment Adviser LLC (“Campbell”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Campbell and Campbell hereby purchases one (1) share of the Campbell Managed Futures 10V Fund (the “Fund”) (Class [          ], par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on [                           ], 2017.

2.  The Company hereby acknowledges receipt from Campbell of funds in the amount of $10.00 in full payment for the Share.

3.  Campbell represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the [         ] day of [                          ], 2017.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title	President

CAMPBELL & COMPANY INVESTMENT ADVISER LLC

By:
Name:
Title: